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CONTRACTUAL FEE WAIVER AGREEMENT

AGREEMENT made this day of March, 2000, by and between, The Advisors' Inner Circle Fund, a Massachusetts business trust (the "Trust"), and HGK Asset Management, Inc. (the "Adviser").

The Adviser hereby agrees to waive its fee and/or reimburse expenses to the extent necessary to limit the total operating expenses at the following levels for a period of one year from the date of this Agreement for each of the following funds:

Fund                         Total Operating Expenses
----                         ------------------------

HGK Equity Value Fund        1.50%

This Agreement shall be renewable at the end of each one year period for an additional one year period upon the written agreement of the parties hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

THE ADVISORS' INNER CIRCLE FUND                  HGK ASSET MANAGEMENT, INC.

By:/s/ James Foggo                               By:/s/Paul Kosara
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